Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-216816) for United States Gasoline Fund, LP of our report dated February 28, 2018 relating to the statements of financial condition as of December 31, 2017 and 2016 of United States Commodity Funds LLC included in the Annual Report on Form 10-K of United States Gasoline Fund, LP for the year ended December 31, 2017, and to the reference to our Firm as “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ BPM LLP

San Francisco, California

March 28, 2018